UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 29, 2008
PERRIGO COMPANY
(Exact name of registrant as specified in its charter)

MICHIGAN	0-19725	38-2799573

(State of other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Eastern Avenue, Allegan, Michigan	49010

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (269) 673-8451
Not Applicable

(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
See Item 2.03 below.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the                    Registrant.
On May 29, 2008, Perrigo Company (“Perrigo”) entered into a Master Note Purchase Agreement dated as of May 29, 2008 (the “Note Agreement”) with the institutional investors listed therein (together, the “Purchasers”) relating to the issuance by Perrigo in a private placement of $200,000,000 aggregate principal amount of its senior notes, consisting of (i) $75,000,000 aggregate principal amount of its 5.97% Senior Notes, Series 2008-A, due May 29, 2015 (the “Series A Notes”) and (ii) $125,000,000 aggregate principal amount of its 6.37% Senior Notes, Series B, due May 29, 2018 (the “Series B Notes” and, together with the Series A Notes, referred to herein as the “Notes”). The obligations under the Notes are guaranteed by certain of Perrigo’s subsidiaries, and the Notes are secured, on a ratable basis with bank debt, by a lien on certain assets of Perrigo and the subsidiary guarantors. Perrigo will use the proceeds from the sale of the Notes for general corporate purposes, which may include repurchases of Perrigo’s common stock, repayment of debt, dividends and acquisitions.
Interest on the Notes is payable semi-annually on May 29 and November 29 in each year, commencing on November 29, 2008. To the extent permitted by law, any overdue payment of principal, interest or any Make-Whole Amount (as defined in the Note Agreement) shall bear interest, payable semi-annually as aforesaid, at a rate per annum from time to time equal to the greater of (i) 7.97%, in the case of the Series A Notes, or 8.37%, in the case of the Series B Notes, or (ii) 2.0% over the “base” or “prime” rate publicly announced by JP Morgan Chase Bank, NA from time to time in New York, New York.
Upon notice as provided in the Note Agreement, Perrigo may prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $2,000,000 (the “Optional Prepayments”). Each Optional Prepayment shall be at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, and the Make-Whole Amount (as defined in the Note Agreement) determined for the prepayment date with respect to such principal amount. In addition, Perrigo must offer to prepay the Notes upon a change of control (as defined in the Note Agreement).
In the Note Agreement, Perrigo makes certain representations and warranties to the Purchasers and, while any of the Notes are outstanding, agrees to comply with certain affirmative covenants addressing, among other matters, the maintenance of its corporate existence, compliance with laws, and the provision of certain financial information and reports to the Purchasers. Perrigo also agrees to be bound by certain negative covenants while the Notes are outstanding addressing, among other matters, the debt and interest expense limitations to be maintained while the Notes are outstanding, additional liens, mergers or consolidations, and sale of assets. Upon the occurrence of an Event of Default (which, as more fully defined in the Note Agreement, would include, among other matters, nonpayment of the principal of or interest on the Notes when due or a breach of any of the foregoing covenants), the Purchasers may declare the entire principal amount of the Notes, together with the Make-Whole Amount described in the Note Agreement and all accrued interest, to be immediately due and payable.
Under the terms of the Note Agreement, Perrigo may from time to time issue additional series of notes, which may be fixed rate or floating rate notes, provided that the aggregate principal amount of all notes issued pursuant to the Note Agreement not exceed $1,200,000,000. The terms of any additional notes will be specified in a supplement to the Note Agreement.
The Note Agreement is filed as Exhibit 10.1 hereto and the foregoing description is qualified in its entirety by reference thereto.
ITEM 9.01. Financial Statements and Exhibits.
(d)      Exhibits
10.1	Master Note Purchase Agreement dated as of May 29, 2008 among Perrigo Company and the Purchasers listed therein.

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SIGNATURES
Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRIGO COMPANY (Registrant)

Dated: May 30, 2008	By:	/s/ Todd W. Kingma Todd W. Kingma
Executive Vice President, Secretary and
General Counsel

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Exhibit Index
10.1	Master Note Purchase Agreement dated as of May 29, 2008 among Perrigo Company and the Purchasers listed therein.

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